Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Cachet Financial Solutions, Inc. and Subsidiary filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 28, 2014 included in Amendment No. 5 to the Registration Statement on Form S-l of Cachet Financial Solutions, Inc. (File No. 333-195782), which was declared effective on July 8, 2014 by the Securities and Exchange Commission.

In addition, we consent to the incorporation by reference in this Registration Statement of our report dated May 16, 2014, relating to the audit of the abbreviated financial statements of the DGS Business of DeviceFidelity, Inc. as of December 31, 2013 and 2012 and for the years the ended included in Amendment No. 5.

/s/ Lurie Besikof Lapidus & Company, LLP
Minneapolis, Minnesota
July 9, 2014